EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS RELEASES OPERATIONS UPDATE

HOUSTON, June 6, 2011 - Carrizo Oil & Gas, Inc. (NASDAQ: CRZO) today is providing the following update on selected Company operations.

Expansion of Eagle Ford Shale Acreage Position and Acceleration of Drilling Schedule

Carrizo has recently entered into firm agreements to acquire over 13,000 net acres of Eagle Ford Shale mineral interests, bringing its total net Eagle Ford land position to approximately 33,000 acres. These newly acquired acres are located in the condensate trend in La Salle County, Texas. The up-front cash cost associated with these acquisitions is approximately $1,650 per acre. The remainder of the lease acquisition costs will be in the form of a drilling carry that will fund certain of our partners’ share of development costs, where applicable, in the acreage and will be dependent on the timing and density of development drilling on the properties.

In order to further accelerate our Eagle Ford Shale activity, our remaining Barnett Shale rig (H&P 332) has been relocated to South Texas and is now on location drilling the Ivey Ranch 10H in Dimmit County. Current plans call for this rig to remain in the Eagle Ford until it is replaced by a new purpose-built rig currently scheduled for arrival in December 2011, at which time the H&P #332 rig will return to its drilling schedule in the Barnett.  Given the current backlog of wells waiting on completion in the Barnett Shale, the Company believes this rig move should have no impact on estimated 2011 Barnett production.

The Company’s newest rig, a purpose-built H&P Flex 3S, just arrived in the Eagle Ford and is drilling on our recently acquired RPG project in northwestern McMullen County. The Company currently has three rigs drilling on its Eagle Ford properties. Although we expect the number of Eagle Ford wells drilled during 2011 to increase above projections due to this rig relocation, uncertainty associated with the timing of well completions and initiation of oil sales precludes the Company from increasing its previous guidance for 2011 oil production until a frac schedule is finalized. The three wells waiting on completion located on the Mumme lease in LaSalle County are scheduled for fracture stimulation later this month as previously announced.

In the Niobrara Formation in Weld and Morgan Counties, Colorado

•	Carrizo’s fourth Niobrara well, the Orlando Hill 26-44-8-61, recently reached total depth and is being prepared for completion, currently scheduled to begin by the end of June

•	The Niobrara rig is being moved to its next location to drill the Nelson 17-44-9-60

•	The Company intends to maintain a one rig Niobrara drilling program for the remainder of the year

In the Marcellus Shale in northeast Pennsylvania

•	Carrizo now has 8 gross wells drilled waiting on completion in Susquehanna and Wyoming Counties

•	Stimulation and completion of the back-log of drilled wells is scheduled to begin in July

•	First gas sales from Susquehanna County are expected to begin in August following completion of the Laser Pipeline

The Huntington Development Project in the North Sea

•	The ENSCO jack-up is on location over the Huntington Field and has completed setting surface casing for all planned production wells

•	The Project’s pace of development, including work on the FPSO, the Sevan Voyager, continues to be on schedule to allow for first oil production by the end of the first quarter of 2012

Current Production and Second Quarter 2011 Realized Hedging Gains

•	The recent connection of a seven well pad in the Barnett Shale helped elevate the current total company production rate to approximately 133,000 mcfe/day

•	The oil component of the daily rate is approximately 1,700 bbls/d

•	Net realized oil and gas hedging gains for the second quarter of 2011 are expected to be in the range of $3.5 to $3.7 million

Management Comment

Carrizo’s President and CEO, S. P. “Chip” Johnson, IV, commented on recent developments, “Nearly simultaneous with the close of the sale of our non-core Barnett Shale properties on April 17th for approximately $104 million, we were able to reach final agreements for several Eagle Ford Shale lease purchases. Our ability to reinvest much of the capital raised so quickly in such a high return area bodes well for our future cash flow growth. We were able to defer much of the cost for the new Eagle Ford land so that additional payments in the form of drilling carries better coincide with future cash flows. We expect that the final lease purchase price for these acres will fall below $5,500 per acre on a present value basis. We need more clarity as to our probable frac schedule for the additional Eagle Ford wells we will be drilling before we update production guidance, but we believe we may be able to do this by the time of our second quarter conference call.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Eagle Ford Shale in South Texas, the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions.  Carrizo is also actively developing its oil discovery known as the Huntington Field in the UK North Sea.  Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release that are not historical facts, including but not limited to those related to actions by sellers and lessors, timing and levels of production, production mix, development plans, use of proceeds, oil and gas sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, completion and pipeline connections and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.